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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Crown Media Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-37588) on Form S-8 of Crown Media Holdings, Inc. of our report dated February 24, 2003 (except as to notes 1 and 17, which are as of March 11, 2003), relating to the consolidated balance sheet of Crown Media Holdings, Inc. as of December 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K/A of Crown Media Holdings, Inc.

Denver, Colorado
December 5, 2003

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  Exhibit 23.2